EXHIBIT 99.1

COCA-COLA ENTERPRISES INC.	NEWS RELEASE
CONTACT:	Scott Anthony - Investor Relations (770) 989-3105 Laura Asman - Media Relations (770) 989-3023

FOR IMMEDIATE RELEASE

COCA-COLA ENTERPRISES INC.

BOARD ELECTS CALVIN DARDEN AS DIRECTOR

ATLANTA, December 16, 2003 — Coca-Cola Enterprises today announced the Company’s Board of Directors has elected Calvin (Cal) Darden as a director, effective January 1, 2004.

Mr.     Darden, 53, is senior vice president of U.S. operations of the United Parcel Service (UPS). He is a member of the UPS Management Committee and joined the UPS Board of Directors in 2001. He currently serves on the boards of directors of Target Corporation, National Urban League, Canisius College, and is Chair of the Board of Trustees of the Atlanta Police Foundation. Mr. Darden is also a member of the 100 Black Men of North Metro Atlanta. “Cal Darden has over 30 years of management and logistics experience at UPS, and has a great deal of expertise in developing their quality strategy,” said Lowry F. Kline, chairman and chief executive officer. “We value not only Cal’s management abilities, but also his strong commitment to the community. His combination of business skills and community involvement make him a valuable addition to our Board.”

Coca-Cola Enterprises Inc. (NYSE: CCE) is the world’s largest marketer, distributor, and producer of bottle and can liquid nonalcoholic refreshment. Coca-Cola Enterprises sells approximately 80 percent of The Coca-Cola Company’s bottle and can volume in North America and is the sole licensed bottler for products of The Coca-Cola Company in Belgium, continental France, Great Britain, Luxembourg, Monaco, and the Netherlands.

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